                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*

                                AMREP Corporation
                       ----------------------------------
                                (Name of Issuer)

                                  Common Stock
                       ----------------------------------
                         (Title of Class of Securities)

                                    032159105
                       ----------------------------------
                                 (CUSIP Number)


David P. Maniatis                     With a copy to:
7720 East Redfield Road                    Morris Orens, Esq.
Suite 8                                    Swidler Berlin Shereff Friedman, LLP
Scottsdale, Arizona  85260            405 Lexington Avenue
(480) 991-2288                             New York, New York 10174
                                           (212) 973-0111
--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                  May 31, 2000
                            ------------------------
                     (Date of Event which Requires Filing of
                                 this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(e), (f) or (g), check the following: [ ].

Note: An EDGAR version of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person=s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be Afiled@ for the purpose of Section 18 of the Securities Exchange Act of 1934 (AAct@) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No.  032159105                                      Page  2  of     Pages
                                                              -----  -----
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO.  OF ABOVE PERSON
        Recorp Partners, Inc.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS*
        OO
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)                                                   [ ]
--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware
--------------------------------------------------------------------------------
  NUMBER OF       7      SOLE VOTING POWER
    SHARES               15,000
 BENEFICIALLY     --------------------------------------------------------------
   OWNED BY       8      SHARED VOTING POWER
     EACH                0
  REPORTING       --------------------------------------------------------------
    PERSON        9      SOLE DISPOSITIVE POWER
    WITH                 15,000
                  --------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER
                         0
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        15,000
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
        SHARES*                                                              [ ]
--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        5.24%**
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON*
        CO
--------------------------------------------------------------------------------

* SEE INSTRUCTIONS
** SEE ITEMS 4 AND 5

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP No.  032159105                                       Page  3  of     Pages
                                                               -----  -----
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO.  OF ABOVE PERSON
        Greenplex Investments, L.L.C.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS*
        OO
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)                                                   [ ]
--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION
        Arizona
--------------------------------------------------------------------------------
  NUMBER OF       7      SOLE VOTING POWER
    SHARES               272,626
 BENEFICIALLY     --------------------------------------------------------------
   OWNED BY       8      SHARED VOTING POWER
     EACH                0
  REPORTING       --------------------------------------------------------------
   PERSON         9      SOLE DISPOSITIVE POWER
    WITH                 272,626
                  --------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER
                         0
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        272,626
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
        SHARES*                                                              [ ]
--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        5.24**
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON*
        OO
--------------------------------------------------------------------------------

* SEE INSTRUCTIONS
** SEE ITEMS 4 AND 5

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
USIP No.  032159105                                        Page  4  of     Pages
                                                               -----  -----
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO.  OF ABOVE PERSON
        Rio Verde 120, LLC
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS*
        OO
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)                                                   [ ]
--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION
        Arizona
--------------------------------------------------------------------------------
  NUMBER OF       7      SOLE VOTING POWER
   SHARES                31,000
BENEFICIALLY      --------------------------------------------------------------
  OWNED BY        8      SHARED VOTING POWER
    EACH                 0
  REPORTING       --------------------------------------------------------------
   PERSON         9      SOLE DISPOSITIVE POWER
    WITH                 31,000
                  --------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER
                         0
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        31,000
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
        SHARES*                                                              [ ]
--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        5.24%**
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON*
        OO
--------------------------------------------------------------------------------

* SEE INSTRUCTIONS
** SEE ITEMS 4 AND 5

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP No.  032159105                                       Page  5  of     Pages
                                                               -----  -----
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO.  OF ABOVE PERSON
        Steven S. Robson
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS*
        PF
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) or 2(e)                                                   [ ]
--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION
        United States
--------------------------------------------------------------------------------
  NUMBER OF       7      SOLE VOTING POWER
    SHARES               61,000
 BENEFICIALLY     --------------------------------------------------------------
   OWNED BY       8      SHARED VOTING POWER
     EACH                0
  REPORTING       --------------------------------------------------------------
   PERSON         9      SOLE DISPOSITIVE POWER
    WITH                 61,000
                  --------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER
                         0
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        61,000
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
        SHARES*                                                              [ ]
--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        5.24%**
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON*
        IN
--------------------------------------------------------------------------------

* SEE INSTRUCTIONS
** SEE ITEMS 4 AND 5

                                  SCHEDULE 13D

ITEM 1. SECURITY AND ISSUER.

     This Amendment No. 2 relates to the Schedule 13D (the "Statement") filed on May 18, 2000 and Amendment No. 1 to the Statement filed on May 31, 2000, by Recorp Partners, Inc., a Delaware corporation ("Recorp Partners"), Greenplex Investments, L.L.C., an Arizona limited liability company ("Greenplex"), Rio Verde 120, LLC, an Arizona limited liability company ("Rio Verde") and Steven S. Robson ("Mr. Robson" and collectively, the "Reporting Persons") with respect to the common stock, par value $.10 per share (the "Common Stock"), of AMREP Corporation, an Oklahoma corporation (the "Company" or the "Issuer"), which has its principal executive office at 641 Lexington Avenue, Sixth Floor, New York, New York 10022. Unless otherwise specified, all capitalized terms herein have the meanings assigned to them in the Statement.

ITEM 4. PURPOSE OF TRANSACTION. Item 4 is hereby supplemented as follows:

     In response to the Reporting Persons' May 30, 2000 offer to acquire the Company for $9.00 per share in a cash merger (the "Offer"), the Company, in a letter dated May 31, 2000 and attached hereto as Exhibit 6, has requested a meeting with the Reporting Persons to discuss the Reporting Persons' financing sources and ability to consummate the acquisition. By letter dated June 1, 2000, attached hereto as Exhibit 7, the Reporting Persons have offered to attend such a meeting and have extended the Offer until June 16, 2000, at 3:30 p.m. New York City time.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS. Item 7 is hereby supplemented as follows:

     Exhibit 6: Letter dated May 31, 2000, from the Company

     Exhibit 7: Letter dated June 1, 2000, to the Company

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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                Greenplex Investments, L.L.C.

                                                By: /s/ David P. Maniatis
                                                   -----------------------------

                        Date: June 1, 2000      Name: David P. Maniatis
                                                Title: Manager

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        Rio Verde 120, LLC
                                        By: Recorp Management, Inc., Manager


                                        By: /s/ David P. Maniatis
                                           -----------------------------------
                 Date: June 1, 2000     Name: David P. Maniatis
                                        Title: Secretary

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                           /s/ Steven S. Robson
                                           ------------------------------------
                    Date: June 1, 2000     Steven S. Robson

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                               Recorp Partners, Inc.

                                               By:  /s/ David P. Maniatis
                                                  ------------------------------

                        Date: June 1, 2000     Name: David P. Maniatis
                                               Title: President